Exhibit 99.1

Investor Relations

News from Aon

Aon Reports Second Quarter 2017 Results

Second Quarter Key Metrics From Continuing Operations

•	Reported revenue increased 4% to $2.4 billion, with organic revenue growth of 3%

•	Operating margin was (5.0)%, and operating margin, adjusted for certain items, increased 110 basis points to 22.4%

•	EPS was $(0.20), and EPS, adjusted for certain items, increased 13% to $1.45

•	For the first six months of 2017, cash flow from operations was $436 million, and free cash flow was $354 million

Second Quarter Highlights

•	Repurchased 8 million Class A Ordinary Shares for approximately $1 billion

•
Closed the sale of the Benefits Administration and HR Business Process Outsourcing (BPO) platform for cash consideration of $4.3 billion, subject to customary adjustments, and additional consideration of up to $500 million

•	Announced a 9% increase to the quarterly cash dividend

LONDON - August 4, 2017 - Aon plc (NYSE: AON) today reported results for the three months ended June 30, 2017.

Net income attributable to Aon shareholders was $769 million, or $2.93 per share, compared to $300 million or $1.11 per share, in the prior year period. Net income per share attributable to Aon shareholders, adjusted for certain items, increased 2% to $1.53, compared to $1.50 in the prior year period. Net income (loss) from continuing operations was $(43) million, or $(0.20) per share, compared to $273 million, or $0.98 per share, in the prior year period. Net income per share from continuing operations, adjusted for certain items, increased 13% to $1.45, compared to $1.28 in the prior year period. Certain items that impacted second quarter results and comparisons with the prior year period are detailed in the “Reconciliation of Non-GAAP Measures - Operating Income from Continuing Operations and Diluted Earnings per Share” on page 11 of this press release.

“Our second quarter results reflect growth across all major lines of revenue, solid operating performance with 110 basis points of adjusted operating margin improvement and 13% earnings per share growth, highlighted by the repurchase of $1 billion of stock in the quarter.” said Greg Case, President and Chief Executive Officer.  “During the quarter, we took significant steps to strengthen our industry-leading global professional services platform, including the completed divestiture of our outsourcing businesses and initial investments in our Aon United single operating model.  Combined with strong free cash flow generation and capital proceeds from the transaction, we believe we are on track to exceed $7.97 adjusted earnings per share in 2018 and deliver double-digit free cash flow growth over the long-term.”

SECOND QUARTER 2017 FINANCIAL SUMMARY
The second quarter financial results discussed herein represent performance from continuing operations unless otherwise noted.

Total revenue in the second quarter increased 4% to $2.4 billion, compared to the prior year period driven primarily by 3% organic revenue growth and a 3% increase related to acquisitions, net of divestitures, partially offset by a 2% unfavorable impact from foreign currency translation.

Total operating expenses in the second quarter increased 31% to $2.5 billion compared to the prior year period due primarily to a $380 million non-cash impairment charge to the associated indefinite lived tradenames associated with the sale of the Benefits Administration and HR Business Process Outsourcing (BPO) platform, $155 million of restructuring costs, a $62 million increase in operating expenses related to acquisitions, net of divestitures, $35 million of accelerated amortization related to tradenames, $34 million of costs related to regulatory and compliance matters, and an $8 million increase in intangible asset amortization from previous acquisitions, partially offset by $62 million of expense related to certain non-cash pension settlements in the prior year period, a $50 million favorable impact from foreign currency translation and $44 million of savings related to restructuring and other operational improvement initiatives.

Restructuring expenses were $155 million in the second quarter, primarily driven by workforce reductions. The Company expects to invest $900 million in total cash over a three-year period, and incur $50 million of non-cash charges, in driving one operating model across the firm. This includes an estimated investment of $700 million of cash restructuring charges and $200 million of capital expenditures. To date, the Company has incurred 40% of the total estimated restructuring charges. An analysis of restructuring and related costs by type is detailed on page 15 of this press release.

Restructuring savings in the second quarter related to restructuring and other operational improvement initiatives are estimated at $44 million before reinvestment. Before any potential reinvestment of savings, restructuring and other operational improvement initiatives are expected to deliver run-rate savings of $400 million annually in 2019. To date, the Company has achieved 14% of the total estimated annualized savings.

Foreign currency exchange rates in the second quarter had a $0.05 per share, or $15 million, favorable impact on U.S. GAAP net income, and a $0.02 per share, or $7 million, pretax favorable impact on adjusted net income if the Company were to translate prior year quarter results at current quarter foreign exchange rates.

Effective tax rate used in the U.S. GAAP financial statements in the second quarter was 76.9%, compared to the prior year quarter of 13.6%. After adjusting to exclude the applicable tax impact associated with estimated restructuring expenses, accelerated tradename amortization, impairment charges, regulatory and compliance provisions, and non-cash pension settlement charges anticipated in Q4 2017, the adjusted effective tax rate for the second quarter of 2017 was 15.6% compared to 14.9% in the prior year quarter, due primarily to a net favorable impact of certain discrete items recognized in both periods. These adjustments are discussed in “Reconciliation of Non-GAAP Measures - Operating Income from Continuing Operations and Diluted Earnings per Share” on page 11 of this press release.

Weighted average diluted shares outstanding decreased to 262.4 million in the second quarter compared to 269.8 million in the prior year quarter. The Company repurchased 8 million Class A Ordinary Shares for approximately $1 billion in the quarter. As of June 30, 2017, the Company had $6.7 billion of remaining authorization under its share repurchase program.

SECOND QUARTER 2017 CASH FLOW SUMMARY
Cash flow from operations for the first six months of 2017 decreased 22%, or $121 million, to $436 million compared to the prior year period, primarily reflecting $94 million of cash restructuring charges and $44 million of transaction related costs, partially offset by operational improvement.

Free cash flow, defined as cash flow from operations less capital expenditures, decreased 28%, or $135 million, to $354 million for the first six months of 2017 compared to the prior year period, reflecting a decline in cash flow from operations and a $14 million increase in capital expenditures, including investments in our operating model. A reconciliation of free cash flow to cash flow from operations can be found in “Reconciliation of Non-GAAP Measures - Organic Revenue and Free Cash Flow” on page 10 of this press release.

SECOND QUARTER 2017 REVENUE REVIEW
The second quarter revenue reviews provided below include supplemental information related to organic revenue, which is a non-GAAP measure that is described in detail in “Reconciliation of Non-GAAP Measures - Organic Revenue and Free Cash Flow” on page 10 of this press release.

	Three Months Ended
(millions)	June 30, 2017	June 30, 2016	% Change	Less: Currency Impact	Less: Fiduciary Investment Income	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth
Revenue
Commercial Risk Solutions	$1,042	$990	5%	(1)%	—%	4%	2%
Reinsurance Solutions	344	332	4	(1)	—	(1)	6
Retirement Solutions	389	405	(4)	(4)	—	(1)	1
Health Solutions	312	281	11	(1)	—	7	5
Data & Analytic Services	285	275	4	(1)	—	1	4
Elimination	(4)	(1)	N/A	N/A	N/A	N/A	N/A
Total revenue	$2,368	$2,282	4%	(2)%	—%	3%	3%

Total organic revenue increased 3% compared to the prior year period, reflecting growth across every major revenue line and highlighted by strong growth in Reinsurance Solutions and Health Solutions.

Commercial Risk Solutions organic revenue increased 2% compared to the prior year period driven by strong growth across the Pacific region, in both Australia and New Zealand, and solid growth in the U.S. and Canada, partially offset by a modest decline in Latin America and Asia.

Reinsurance Solutions organic revenue increased 6% compared to the prior year period driven by strong growth in capital markets, as well as growth in facultative placements and net new business generation in treaty, partially offset by a modest unfavorable market impact globally.

Retirement Solutions organic revenue increased 1% compared to the prior year period driven by continued growth in investment consulting, primarily for delegated investment management, partially offset by a decline in our talent practice.

Health Solutions organic revenue increased 5% compared to the prior year period driven by solid growth globally in health & benefits brokerage, highlighted by strong growth in the U.S., Asia, and EMEA.

Data & Analytic Services organic revenue increased 4% compared to the prior year period driven by strong growth across Affinity, with particular strength in the U.S.

 SECOND QUARTER EXPENSE REVIEW

	Three Months Ended
(millions)	June 30, 2017	June 30, 2016	$ Change	% Change
Expenses
Compensation and benefits	$1,457	$1,396	$61	4%
Information technology	98	99	(1)	(1)
Premises	86	89	(3)	(3)
Depreciation of fixed assets	54	41	13	32
Amortization and impairment of intangible assets	460	38	422	1,111
Other general expenses	331	232	99	43
Total operating expenses	$2,486	$1,895	$591	31%

Compensation and benefits expense increased 4%, or $61 million, compared to the prior year period due primarily to $102 million of restructuring costs, a $38 million increase in expenses related to acquisitions, net of divestitures, and an increase in expense associated with 3% organic revenue growth, partially offset by $62 million of expense related to certain non-cash pension settlements in the prior year period, a $38 million favorable impact from foreign currency translation, and $24 million of savings related to restructuring and other operational improvement initiatives.

Information technology expense decreased 1%, or $1 million, compared to the prior year period due primarily to $12 million of savings related to restructuring and other operational improvement initiatives and a $2 million favorable impact from foreign currency translation, partially offset by $7 million of restructuring costs.

Premises expense decreased 3%, or $3 million, compared to the prior year period due primarily to a $2 million favorable impact from foreign currency translation and $1 million of savings related to restructuring and other operational improvement initiatives, partially offset by $1 million of restructuring costs.

Depreciation of fixed assets expense increased 32%, or $13 million, compared to the prior year period primarily due to $11 million of restructuring costs related to of fixed asset write-offs, partially offset by a $1 million favorable impact from foreign currency translation.

Amortization and impairment of intangible assets expense increased 1,111%, or $422 million, compared to the prior year period primarily due to a $380 million non-cash impairment charge to the indefinite lived tradenames associated with the sale of the Benefits Administration and HR Business Process Outsourcing (BPO) platform, $35 million of accelerated amortization related to tradenames and an $8 million increase in intangible asset amortization from previous acquisitions, partially offset by a $1 million favorable impact from foreign currency translation.

Other general expenses increased 43%, or $99 million, compared to the prior year period due primarily to $34 million of restructuring costs, $34 million of costs related to regulatory and compliance matters, a $16 million increase in operating expenses related to acquisitions, net of divestitures, and an increase in expense associated with 3% organic revenue growth, partially offset by $7 million of savings related to restructuring and other operational improvement initiatives and a $6 million favorable impact from foreign currency translation.

SECOND QUARTER 2017 INCOME SUMMARY
Certain noteworthy items impacted operating income and operating margins in the second quarters of 2017 and 2016. The second quarter information provided below includes supplemental information related to adjusted operating income and adjusted operating margin, which are non-GAAP measures that are described in detail in “Reconciliation of Non-GAAP Measures - Operating Income from Continuing Operations and Diluted Earnings per Share” on page 11 of this press release.

	Three Months Ended
(millions)	June 30, 2017	June 30, 2016	% Change
Revenue	$2,368	$2,282	4%
Expenses	2,486	1,895	31
Operating income	$(118)	$387	(130)%
Operating margin	(5.0)%	17.0%
Operating income - adjusted	$531	$487	9%
Operating margin - adjusted	22.4%	21.3%

Operating income decreased $505 million, or 130%, compared to the prior year period. Adjusting for certain items detailed on page 11 of this press release, operating income increased 9%, or $44 million, and operating margin increased 110 basis points to 22.4%, each compared to the prior year period. The increase in adjusted operating margin was primarily driven by $44 million, or +190 basis points, of savings from restructuring and other operational improvement initiatives partially offset by a $4 million, or -20 basis point, unfavorable impact from lower non-cash pension income and a $10 million, or -40 basis point, headwind from lower errors and omissions expense in the prior year quarter.

	Three Months Ended
(millions)	June 30, 2017	June 30, 2016	% Change
Operating income	$(118)	$387	(130)%
Interest income	8	3	167
Interest expense	(71)	(73)	(3)
Other income (expense)	(5)	(1)	400
Income from continuing operations before income taxes	$(186)	$316	(159)%

Interest income increased $5 million to $8 million compared to the prior year period primarily due to additional income earned on the proceeds from the sale of our outsourcing businesses. Interest expense decreased $2 million to $71 million compared to the prior year period driven by a modest decrease in total debt outstanding. Other expense was $5 million and primarily included losses on certain foreign exchange hedging programs. The prior year period primarily includes losses on certain foreign exchange hedging programs and long-term investments, partially offset by the sale of a certain business.

DISCONTINUED OPERATIONS
Net income from discontinued operations was $821 million, or $3.13 per share, compared to $35 million, or $0.13 per share, in the prior year period. Net income per share from discontinued operations, adjusted for certain items, was $22 million, or $0.08 per share, compared to $58 million, or $0.22 per share in the prior year period. Certain items that impacted second quarter results and comparisons with the prior year period are detailed in “Reconciliation of Non-GAAP Measures - Operating Income from Continuing Operations and Diluted Earnings per Share” on page 11 of this press release.

Conference Call, Presentation Slides and Webcast Details
The Company will host a conference call on Friday, August 4, 2017 at 7:30 a.m., central time. Interested parties can listen to the conference call via a live audio webcast and view the presentation slides at www.aon.com.

 About Aon
Aon plc (NYSE:AON) Aon is a leading global professional services firm providing a broad range of risk, retirement and health solutions. Our 50,000 colleagues in 120 countries empower results for clients by using proprietary data and analytics to deliver insights that reduce volatility and improve performance.

Safe Harbor Statement
This communication contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts that address activities, events or developments that we expect or anticipate may occur in the future, including such things as our outlook, future capital expenditures, growth in commissions and fees, changes to the composition or level of our revenues, cash flow and liquidity, expected tax rates, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, plans and references to future successes, are forward-looking statements. Also, when we use the words such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan”, “probably”, “potential”, “looking forward”, or similar expressions, we are making forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward looking statements:  general economic and political conditions in different countries in which Aon does business around the world; changes in the competitive environment; fluctuations in exchange and interest rates, including negative yields in some jurisdictions, that could influence revenue and expense; changes in global equity and fixed income markets that could affect the return on invested assets; changes in the funding status of Aon’s various defined benefit pension plans and the impact of any increased pension funding resulting from those changes; the level of Aon’s debt limiting financial flexibility; rating agency actions that could affect Aon’s ability to borrow funds; the effect of the change in global headquarters and jurisdiction of incorporation, including differences in the anticipated benefits; changes in estimates or assumptions on our financial statements; limits on Aon’s subsidiaries to make dividend and other payments to Aon; the impact of lawsuits and other contingent liabilities and loss contingencies arising from errors and omissions and other claims against Aon; the impact of, and potential challenges in complying with, legislation and regulation in the jurisdictions in which Aon operates, particularly given the global scope of Aon’s businesses and the possibility of conflicting regulatory requirements across jurisdictions in which Aon does business; the impact of any investigations brought by regulatory authorities in the U.S., U.K. and other countries; the impact of any inquiries relating to compliance with the U.S. Foreign Corrupt Practices Act and non-U.S. anti-corruption laws and with U.S. and non-U.S. trade sanctions regimes; failure to protect intellectual property rights or allegations that we infringe on the intellectual property rights of others; the effects of English law on our operating flexibility and the enforcement of judgments against Aon; the failure to retain and attract qualified personnel; international risks associated with Aon’s global operations; the effect of natural or man-made disasters; the potential of a system or network breach or disruption resulting in operational interruption or improper disclosure of personal data; Aon’s ability to develop and implement new technology; damage to our reputation among clients, markets or third parties; the actions taken by third parties that preform aspects of our business operations and client services; the extent to which Aon manages risks associated with the various services, including fiduciary and investments and other advisory services and business process outsourcing services, among others, that Aon provides or will provide to clients; Aon’s ability to grow, develop and integrate companies or new lines of business that it acquires; changes in commercial property and casualty markets, commercial premium rates or methods of compensation; changes in the health care system or our relationships with insurance carriers; Aon’s ability to implement initiatives intended to yield cost savings, and the ability to achieve those cost savings; risks and uncertainties in connection with the sale of our benefits administration and business process outsourcing business; and our ability to realize the expected benefits from our restructuring plan.

Any or all of Aon’s forward-looking statements may turn out to be inaccurate, and there are no guarantees about Aon’s performance.  The factors identified above are not exhaustive.  Aon and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently.  Further information concerning Aon and its businesses, including factors that potentially could materially affect Aon’s financial results, is contained in Aon’s filings with the SEC. See Aon’s Annual Report on Form 10-K for the year ended December 31, 2016 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017 for a further discussion of these and other risks and uncertainties applicable to Aon’s businesses. These factors may be revised or supplemented in subsequent reports.  Aon is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statement that it may make from time to time, whether as a result of new information, future events or otherwise.

Explanation of Non-GAAP Measures
This communication includes supplemental information related to organic revenue, free cash flow, adjusted operating margin, and adjusted earnings per share for continuing operations that exclude the effects of intangible asset amortization, capital expenditures, and certain other noteworthy items that affected results for the comparable periods.  Organic revenue includes the impact of intercompany activity and excludes the impact of foreign exchange rate changes, acquisitions, divestitures, transfers between business units, fiduciary investment income, and reimbursable expenses. The impact of foreign exchange is determined by translating last year’s revenue, expense or net income at this year’s foreign exchange rates.  Reconciliations are provided in the attached appendices.  Supplemental organic revenue information and additional measures that exclude the effects of certain items noted above that do not affect net income or any other U.S. GAAP reported amounts.  Free cash flow is cash flow from operating activity less capital expenditures. The effective tax rate, as adjusted, excludes the applicable tax impact associated with expenses for estimated restructuring expenses, accelerated tradename amortization, impairment charges, regulatory and compliance provisions, and non-cash pension settlement related charges. Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors.  They should be viewed in addition to, not in lieu of, the Company’s Consolidated Financial Statements.  Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.

#

Investor Contact:	Media Contact:
Scott Malchow	Donna Mirandola
Senior Vice President, Investor Relations	Senior Director, External Communications - Americas
+44 (0) 20 7086 0100	312-381-1532

Aon plc
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended			Six Months Ended
(millions, except per share data)	June 30, 2017	June 30, 2016	% Change	June 30, 2017	June 30, 2016	% Change
Revenue
Total revenue	$2,368	$2,282	4%	$4,749	$4,558	4%
Expenses
Compensation and benefits	1,457	1,396	4%	2,918	2,741	6%
Information technology	98	99	(1)%	186	182	2%
Premises	86	89	(3)%	170	171	(1)%
Depreciation of fixed assets	54	41	32%	108	79	37%
Amortization and impairment of intangible assets	460	38	1,111%	503	75	571%
Other general expenses	331	232	43%	639	503	27%
Total operating expenses	2,486	1,895	31%	4,524	3,751	21%
Operating income	(118)	387	(130)%	225	807	(72)%
Interest income	8	3	167%	10	5	100%
Interest expense	(71)	(73)	(3)%	(141)	(142)	(1)%
Other income (expense)	(5)	(1)	400%	(15)	17	(188)%
Income (loss) from continuing operations before income taxes	(186)	316	(159)%	79	687	(89)%
Income taxes (1)	(143)	43	(433)%	(143)	102	(240)%
Net income (loss) from continuing operations	(43)	273	(116)%	222	585	(62)%
Income from discontinued operations, net of tax (2)	821	35	2,246%	861	60	1,335%
Net income	778	308	153%	1,083	645	68%
Less: Net income attributable to noncontrolling interests	9	8	13%	23	20	15%
Net income attributable to Aon shareholders	$769	$300	156%	$1,060	$625	70%

Basic net income (loss) per share attributable to Aon shareholders
Continuing operations	$(0.20)	$0.99	(120)%	$0.75	$2.10	(64)%
Discontinued operations (3)	3.13	0.13	2,308%	3.27	0.22	1,386%
Net income	$2.93	$1.12	162%	$4.02	$2.32	73%
Diluted net income (loss) per share attributable to Aon shareholders
Continuing operations	$(0.20)	$0.98	(120)%	$0.75	$2.08	(64)%
Discontinued operations (3)	3.13	0.13	2,308%	3.24	0.22	1,373%
Net income	$2.93	$1.11	164%	$3.99	$2.30	73%
Weighted average ordinary shares outstanding - basic	262.4	268.0	(2)%	263.6	269.9	(2)%
Weighted average ordinary shares outstanding - diluted	262.4	269.8	(3)%	265.7	271.7	(2)%

(1)	The effective tax rate was 76.9% and 13.6% for the three months ended June 30, 2017 and 2016, respectively, and (181.0)% and 14.8% for the six months ended June 30, 2017 and 2016, respectively.

(2)	Income from discontinued operations, net of tax, includes a $798 million gain on the sale of the Divested Business.

(3)
Upon triggering held for sale criteria in February 2017, Aon ceased depreciating and amortizing all long-lived assets included in discontinued operations. No depreciation or amortization expense was recognized during the three months ended June 30, 2017. Included within total operating expenses for the three months ended June 30, 2016 was $17 million of depreciation of fixed assets and $30 million of intangible asset amortization. Total operating expenses for the six months ended June 30, 2017 and 2016 include, respectively, $8 million and $35 million of depreciation of fixed assets and $11 million and $60 million of intangible asset amortization.

Aon plc
Reconciliation of Non-GAAP Measures - Organic Revenue Growth and Free Cash Flow (Unaudited)
Organic Revenue Growth From Continuing Operations (Unaudited)

	Three Months Ended
(millions)	June 30, 2017	June 30, 2016	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income (2)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (3)
Revenue
Commercial Risk Solutions	$1,042	$990	5%	(1)%	—%	4%	2%
Reinsurance Solutions	344	332	4	(1)	—	(1)	6
Retirement Solutions	389	405	(4)	(4)	—	(1)	1
Health Solutions	312	281	11	(1)	—	7	5
Data & Analytic Services	285	275	4	(1)	—	1	4
Elimination	(4)	(1)	N/A	N/A	N/A	N/A	N/A
Total revenue	$2,368	$2,282	4%	(2)%	—%	3%	3%

	Six Months Ended
(millions)	June 30, 2017	June 30, 2016	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income (2)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (3)
Revenue
Commercial Risk Solutions	$2,026	$1,951	4%	(1)%	—%	3%	2%
Reinsurance Solutions	715	703	2	(1)	—	(1)	4
Retirement Solutions	775	800	(3)	(4)	—	(1)	2
Health Solutions	684	573	19	(2)	—	12	9
Data & Analytic Services	553	534	4	(1)	—	1	4
Elimination	(4)	(3)	N/A	N/A	N/A	N/A	N/A
Total revenue	$4,749	$4,558	4%	(2)%	—%	2%	4%

(1)	Currency impact is determined by translating last year’s revenue at this year’s foreign exchange rates.

(2)
Fiduciary Investment Income for the three months ended June 30, 2017 and 2016, respectively, was $7 million and $5 million. Fiduciary Investment Income for the six months ended June 30, 2017 and 2016, respectively, was $13 million and $10 million.

(3)
Organic revenue growth includes the impact of intercompany activity and excludes the impact of foreign exchange rate changes, acquisitions, divestitures, transfers between business units, fiduciary investment income, and reimbursable expenses.

 Free Cash Flow from Continuing Operations (Unaudited)

	Six Months Ended
(millions)	June 30, 2017	June 30, 2016	Percent Change
Cash Provided by Continuing Operating Activities	$436	$557	(22)%
Capital Expenditures Used for Continuing Operations	(82)	(68)	21
Free Cash Flow Provided by Continuing Operations (1)	$354	$489	(28)%

(1)
Free cash flow is defined as cash flow from operations less capital expenditures. This non-GAAP measure does not imply or represent a precise calculation of residual cash flow available for discretionary expenditures.

Aon plc
Reconciliation of Non-GAAP Measures - Operating Income from Continuing Operations and Diluted Earnings Per Share (Unaudited) (1)

	Three Months Ended			Six Months Ended
(millions, except percentages)	June 30, 2017	June 30, 2016	Percent Change	June 30, 2017	June 30, 2016	Percent Change
Revenue from continuing operations	$2,368	$2,282	4%	$4,749	$4,558	4%

Operating income from continuing operations - as reported	$(118)	$387	(130)%	$225	$807	(72)%
Amortization and impairment of intangible assets	460	38	1,111%	503	75	571%
Restructuring	155	—	—%	299	—	—%
Regulatory and compliance matters	34	—	—%	34	—	—%
Pension settlement	—	62	(100)%	—	62	(100)%
Operating income from continuing operations - as adjusted	$531	$487	9%	$1,061	$944	12%

Operating margin from continuing operations - as reported	(5.0)%	17.0%		4.7%	17.7%
Operating margin from continuing operations - as adjusted	22.4%	21.3%		22.3%	20.7%

	Three Months Ended			Six Months Ended
(millions, except per share data)	June 30, 2017	June 30, 2016	Percent Change	June 30, 2017	June 30, 2016	Percent Change
Operating income from continuing operations - as adjusted	$531	$487	9%	$1,061	$944	12%
Interest income	8	3	167%	10	5	100%
Interest expense	(71)	(73)	(3)%	(141)	(142)	(1)%
Other income (expense)	(5)	(1)	400%	(15)	17	(188)%

Income before income taxes from continuing operations - as adjusted	463	416	11%	915	824	11%
Income taxes (2)	72	62	16%	122	126	(3)%
Net income from continuing operations - as adjusted	391	354	10%	793	698	14%
Adjusted income from discontinued operations, net of tax (3)	22	58	(62)%	70	106	(34)%
Net income - as adjusted	413	412	—%	863	804	7%
Less: Net income attributable to noncontrolling interests	9	8	13%	23	20	15%
Net income attributable to Aon shareholders - as adjusted	$404	$404	—%	$840	$784	7%

Diluted net income (loss) per share attributable to Aon shareholders
Continuing operations - as adjusted	$1.45	$1.28	13%	$2.90	$2.50	16%
Discontinued operations - as adjusted	0.08	0.22	(64)%	0.26	0.39	(33)%
Net income - as adjusted	$1.53	$1.50	2%	$3.16	$2.89	9%

Weighted average ordinary shares outstanding - diluted	264.3	269.8	(2)%	265.7	271.7	(2)%

(1)	Certain noteworthy items impacting operating income in 2017 and 2016 are described in this schedule. The items shown with the caption “as adjusted” are non-GAAP measures.

(2)
The effective tax rates used in the U.S. GAAP financial statements for continuing operations were 76.9% and (181.0)%, respectively, for the three and six months ended June 30, 2017. Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with estimated restructuring expenses, accelerated tradename amortization, impairment charges, regulatory and compliance provisions, and non-cash pension settlement charges anticipated in Q4 2017, which are adjusted at the related jurisdictional rate. After adjusting to exclude the applicable tax impact, the adjusted effective tax rates for continuing operations were 15.6% and 13.3%, respectively, for the three and six months ended June 30, 2017. The effective tax rates used in the U.S. GAAP financial statements for continuing operations were 13.6% and 14.8%, respectively, for the three and six months ended 2016. Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with non-cash pension charges settled in Q2 2016, which are adjusted at the related jurisdictional rate. After adjusting to exclude the applicable tax impact, the adjusted effective tax rates for continuing operations were 14.9% and 15.3%, respectively, for the three and six months ended 2016.

(3)
Adjusted income from discontinued operations, net of tax, excludes the gain on sale and intangible asset amortization on discontinued operations of $1,972 million and $0 million, respectively, for the three months ended June 30, 2017 and $1,972 million and $11 million for the six months ended June 30, 2017. The effective tax rates used in the U.S. GAAP financial statements for discontinued operation were 59.0% and 58.1%, respectively, for the three months and six months ended June 30, 2017. After adjusting to exclude the applicable tax impact associated with the gain on sale and intangible asset amortization, the adjusted effective tax rates for discontinued operations were 16.2% and 25.9%, respectively, for the three months and six months ended June 30, 2017. Adjusted income from discontinued operations, net of tax, excludes intangible asset amortization on discontinued operations of $30 million and $60 million, respectively, for the three months and six months ended June 30, 2016. The effective tax rates used in the U.S. GAAP financial statements for discontinued operation were 34.0% and 37.5% for the three and six months ended 2016, respectively. After adjusting to exclude the applicable tax impact associated with amortization, the adjusted effective tax rates for discontinued operations were 30.1% and 32.1% for the three and six months ended 2016, respectively.

Aon plc
Condensed Consolidated Statements of Financial Position (Unaudited)

	As of
(millions)	June 30, 2017	December 31, 2016
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$684	$426
Short-term investments	2,746	290
Receivables, net	2,191	2,106
Fiduciary assets (1)	9,582	8,959
Other current assets	399	247
Current assets of discontinued operations	—	1,118
Total Current Assets	15,602	13,146
Goodwill	7,745	7,410
Intangible assets, net	1,402	1,890
Fixed assets, net	556	550
Deferred tax assets	575	325
Prepaid pension	941	858
Other non-current assets	368	360
Non-current assets of discontinued operations	—	2,076
TOTAL ASSETS	$27,189	$26,615

LIABILITIES AND EQUITY
LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$1,423	$1,604
Short-term debt and current portion of long-term debt	292	336
Fiduciary liabilities	9,582	8,959
Other current liabilities	2,078	656
Current liabilities of discontinued operations	—	940
Total Current Liabilities	13,375	12,495
Long-term debt	5,631	5,869
Deferred tax liabilities	84	101
Pension, other postretirement and postemployment liabilities	1,688	1,760
Other non-current liabilities	858	719
Non-current liabilities of discontinued operations	—	139
TOTAL LIABILITIES	21,636	21,083

EQUITY
Ordinary shares - $0.01 nominal value	3	3
Additional paid-in capital	5,587	5,577
Retained earnings	3,574	3,807
Accumulated other comprehensive loss	(3,677)	(3,912)
TOTAL AON SHAREHOLDERS' EQUITY	5,487	5,475
Noncontrolling interests	66	57
TOTAL EQUITY	5,553	5,532
TOTAL LIABILITIES AND EQUITY	$27,189	$26,615

(1)	Includes cash and short-term investments of $3,712 million and $3,290 million for the periods ended June 30, 2017 and December 31, 2016, respectively.

Aon plc
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended
(millions)	June 30, 2017	June 30, 2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,083	$645
Less: Income from discontinued operations, net of income taxes	861	60
Adjustments to reconcile net income to cash provided by operating activities:
Loss (gain) from sales of businesses and investments, net	3	(41)
Depreciation of fixed assets	108	79
Amortization and impairment of intangible assets	503	75
Share-based compensation expense	148	144
Deferred income taxes	(227)	15
Change in assets and liabilities:
Fiduciary receivables	10	96
Short-term investments — funds held on behalf of clients	(286)	(409)
Fiduciary liabilities	275	313
Receivables, net	(25)	46
Accounts payable and accrued liabilities	(377)	(335)
Restructuring reserves	178	—
Current income taxes	(25)	(62)
Pension, other postretirement and other postemployment liabilities	(101)	(28)
Other assets and liabilities	30	79
Net cash provided by operating activities - continuing operations	436	557
Net cash provided by operating activities - discontinued operations	64	207
CASH PROVIDED BY OPERATING ACTIVITIES	500	764

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from investments	29	23
Payments for investments	(32)	(29)
Net sale (purchases) of short-term investments — non-fiduciary	(2,451)	106
Acquisition of businesses, net of cash acquired	(149)	(183)
Sale of businesses, net of cash sold	4,193	103
Capital expenditures	(82)	(68)
Net cash provided by (used for) investing activities - continuing operations	1,508	(48)
Net cash used for investing activities - discontinued operations	(19)	(36)
CASH PROVIDED BY (USED FOR) INVESTING ACTIVITIES	1,489	(84)

CASH FLOWS FROM FINANCING ACTIVITIES
Share repurchase	(1,100)	(750)
Issuance of shares for employee benefit plans	(139)	(87)
Issuance of debt	1,651	2,056
Repayment of debt	(1,990)	(1,632)
Cash dividends to shareholders	(182)	(169)
Noncontrolling interests and other financing activities	(10)	(62)
Net cash provided by financing activities - continuing operations	(1,770)	(644)
Net cash provided by financing activities - discontinued operations	—	—
CASH USED FOR FINANCING ACTIVITIES	(1,770)	(644)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	34	18
NET INCREASE IN CASH AND CASH EQUIVALENTS	253	54
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	431	384
CASH AND CASH EQUIVALENTS AT END OF PERIOD (1)	$684	$438

(1)	Includes $0 million and $4 million of discontinued operations at June 30, 2017 and June 30, 2016, respectively.

Aon plc
Restructuring Plan (Unaudited) (1)

	Three months ended June 30, 2017	Six months ended June 30, 2017	Estimated Remaining Costs	Estimated Total Cost (2)
Workforce reduction	$102	$205	$98	$303
Technology rationalization	7	10	136	146
Lease consolidation	1	4	76	80
Asset impairments	11	24	16	40
Other costs associated with restructuring and separation (3)	34	56	125	181
Total restructuring and related expenses	$155	$299	$451	$750

(1)
In the Condensed Consolidated Statements of Income, workforce reductions are included in “Compensation and benefits,” IT rationalization is included in “Information technology,” lease consolidations are included in “Premises,” asset impairments are included in “Depreciation of fixed assets,” and other costs associated with restructuring are included in “Other general expenses” depending on the nature of the expense.

(2)
Actual costs, when incurred, may vary due to changes in the assumptions built into this plan.  Significant assumptions that may change when plans are finalized and implemented include, but are not limited to, changes in severance calculations, changes in the assumptions underlying sublease loss calculations due to changing market conditions, and changes in the overall analysis that might cause the Company to add or cancel component initiatives. Estimated allocations between expense categories may be revised in future periods as these assumptions are updated.

(3)
Other costs associated with the Restructuring Plan include those to separate the Divested Business, as well as moving costs and consulting and legal fees. These costs are generally recognized when incurred.